UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 1, 2006 (November 7, 2006)

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 1, 2006, OMNI Energy Services Corp. (“OMNI”) announced the completion of the acquisition of Rig Tools, Inc., a Louisiana corporation (“Rig Tools”) pursuant to a Stock Purchase and Sale Agreement dated November 1, 2006 by and among OMNI, Rig Tools, and the stockholders of Rig Tools (the “Purchase Agreement”). OMNI purchased 100% of the outstanding common stock of Rig Tools for the total consideration of approximately $16.1 million, including $10.0 million of cash, the issuance of $4.0 million of buyer promissory notes and the assumption of approximately $2.1 million of bank indebtedness. OMNI utilized availability under various credit facilities to fund the cash portion of the purchase. Rig Tools is a leading Gulf Coast lessor of oilfield equipment and provider of certain land based environmental cleaning services.

A copy of the press release announcing the acquisition is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

The description of the Purchase Agreement above does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. As permitted by Item 9.01(a)(4) of Form 8-K, OMNI will file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Form 8-K within 71 calendar days after the date this Form 8-K is required to be filed.

(b)	Pro Forma Financial Information. As permitted by Item 9.01(b)(2) of Form 8-K, OMNI will file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Form 8-K within 71 calendar days after the date this Form 8-K is required to be filed.

(c)	Exhibits.

Exhibit Number	Description
10.1	Stock Purchase and Sale Agreement dated November 1, 2006 by and among OMNI Energy Services Corp., Rig Tools, Inc., a Louisiana corporation, and James V. King, Sr. and Paulette B. King.

99.1	Press release dated November 1, 2006 announcing the completion of the acquisition of Rig Tools, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.

Dated: November 7, 2006

	By:	/s/ G. Darcy Klug
G. Darcy Klug
Executive Vice President